UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 5 to

SCHEDULE TO

(Rule 14d-100)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR SECTION 13(e)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

Penn Virginia Corporation

(Name of Subject Company (Issuer) and Name of Filing Persons (Offeror))

4.50% Convertible Senior Subordinated Notes due 2012

(Title of Class of Securities)

707882AA4

(CUSIP Number of Class of Securities)

Nancy M. Snyder

Penn Virginia Corporation

Four Radnor Corporate Center, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

(610) 687-8900

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Filing Persons)

Copies To:

Allan D. Reiss

Adorys Velazquez

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, New York 10103

Tel: (212) 237-0000

CALCULATION OF FILING FEE

Transaction Valuation	Amount of Filing Fee
$238,050,000 (1)	$27,638 (2)

(1)	The transaction value is estimated only for the purposes of calculating the filing fee. This amount is based on the purchase of $230,000,000 aggregate principal amount of outstanding 4.50% Convertible Senior Subordinated Notes due 2012 at a tender offer price of $1,035.00 per $1,000 principal amount of notes.

(2)	The amount of the filing fee was calculated at a rate of $116.10 per $1,000,000 of the transaction value.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $27,438; $200	Filing Party: Penn Virginia Corporation
Form or Registration No.: Schedule TO-I; Schedule TO-I/A	Date Filed: March 8, 2011; March 21, 2011

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1

☒	issuer tender offer subject to Rule 13e-4

☐	going-private transaction subject to Rule 13e-3

☐	amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

INTRODUCTORY STATEMENT

This Amendment No. 5 (this “Amendment No. 5”) amends and supplements the Tender Offer Statement on Schedule TO originally filed with the United States Securities and Exchange Commission (the “SEC”) on March 8, 2011, as amended by Amendment No. 1 (“Amendment No. 1”) to such Schedule TO filed on March 21, 2011, by Amendment No. 2 (“Amendment No. 2”) to such Schedule TO filed on March 24, 2011, by Amendment No. 3 (“Amendment No. 3”) to such Schedule TO filed on April 5, 2011 and by Amendment No. 4 (“Amendment No. 4”) to such Schedule TO filed on April 6, 2011 (as amended and supplemented, the “Schedule TO”) by Penn Virginia Corporation, a Virginia corporation (the “Company”). The Schedule TO relates to an offer by the Company to purchase up to all $230,000,000 aggregate principal amount of its outstanding 4.50% Convertible Senior Subordinated Notes due 2012 (the “Convertible Notes”) for cash at a purchase price equal to $1,035.00 per $1,000 principal amount of Convertible Notes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 8, 2011 (as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3 and Amendment No. 4, the “Offer to Purchase”), the related Letter of Transmittal (as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3 and Amendment No. 4, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”).

Only those items amended are reported in this Amendment No. 5. Except as specifically provided herein, the information contained in the Schedule TO, the Offer to Purchase, the Letter of Transmittal and the other exhibits to the Schedule TO remains unchanged and this Amendment No. 5 does not modify any of the information previously reported on Schedule TO or in the Offer to Purchase, the Letter of Transmittal or the other exhibits to the Schedule TO. You should read this Amendment No. 5 together with the Schedule TO, the Offer to Purchase and the related Letter of Transmittal.

ITEM 4.	TERMS OF THE TRANSACTION.

Item 4(a) of the Schedule TO is amended and supplemented by adding the following information:

The Offer expired at 12:00 midnight, New York City time, on April 12, 2011 (the “Expiration Date”). As of the Expiration Date, approximately $225.1 million aggregate principal amount of the Convertible Notes, representing approximately 98% of the aggregate principal amount of the Convertible Notes outstanding prior to the Offer, were validly tendered and not validly withdrawn. The Company accepted for purchase all Convertible Notes validly tendered and not validly withdrawn pursuant to the Offer, resulting in aggregate consideration of approximately $233.0 million (plus approximately $4.2 million in aggregate accrued interest), excluding any applicable tax withholding. Payment for the Convertible Notes tendered and accepted for purchase will be made on Wednesday, April 13, 2011, in accordance with the terms of the Offer.

ITEM 11.	ADDITIONAL INFORMATION.

Item 11 of the Schedule TO is hereby amended and supplemented as follows:

On April 13, 2011, the Company issued a press release announcing the results of the Offer. The press release is filed as Exhibit (a)(9) hereto and is incorporated herein by reference.

ITEM 12.	EXHIBITS

Item 12 is hereby amended and restated as follows:

Exhibit Number	Description
(a)(1)(i)	Offer to Purchase, dated March 8, 2011.*
(a)(1)(ii)	Letter of Transmittal.*

Exhibit Number	Description
(a)(1)(iii)	Notice of Voluntary Offering Instruction.*
(a)(1)(iv)	Notice of Withdrawal.*
(a)(1)(v)	Letter to Brokers.*
(a)(1)(vi)	Letter to Clients.*
(a)(5)	Press Release, dated March 8, 2011.*
(a)(6)	Press Release, dated March 21, 2011.**
(a)(7)	Press Release, dated April 4, 2011.***
(a)(8)	Press Release, dated April 5, 2011.****
(a)(9)	Press Release, dated April 13, 2011.
(b)	Not Applicable.
(c)	Not Applicable.
(d)(1)	Subordinated Indenture, dated December 5, 2007, among Penn Virginia Corporation, Penn Virginia Holding Corp., Penn Virginia Oil & Gas Corporation, Penn Virginia Oil & Gas GP LLC, Penn Virginia Oil & Gas LP LLC, Penn Virginia MC Corporation, Penn Virginia MC Energy L.L.C., Penn Virginia MC Operating Company L.L.C., Penn Virginia Oil & Gas, L.P. and Wells Fargo Bank, N.A., as trustee (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007 (File No. 001-13283)).
(d)(2)	First Supplemental Indenture relating to the 4.50% Convertible Senior Subordinated Notes due 2012, dated December 5, 2007, between Penn Virginia Corporation, as issuer and Wells Fargo Bank, N.A., as trustee (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007 (File No. 001-13283)).
(d)(3)	Call Option Confirmation dated November 29, 2007 between JPMorgan Chase Bank, National Association, London Branch and Penn Virginia Corporation (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007 (File No. 001-13283)).
(d)(4)	Warrant Confirmation dated November 29, 2007 between JPMorgan Chase Bank, National Association, London Branch and Penn Virginia Corporation (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007 (File No. 001-13283)).
(d)(5)	Call Option Confirmation dated November 29, 2007 between Wachovia Bank, National Association and Penn Virginia Corporation (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007 (File No. 001-13283)).
(d)(6)	Warrant Confirmation dated November 29, 2007 between Wachovia Bank, National Association and Penn Virginia Corporation (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007 (File No. 001-13283)).
(d)(7)	Call Option Confirmation dated November 29, 2007 between Lehman Brothers OTC Derivatives Inc. and Penn Virginia Corporation (incorporated herein by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007 (File No. 001-13283)).

Exhibit Number	Description
(d)(8)	Warrant Confirmation dated November 29, 2007 between Lehman Brothers OTC Derivatives Inc. and Penn Virginia Corporation (incorporated herein by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007 (File No. 001-13283)).
(d)(9)	Call Option Confirmation dated November 29, 2007 between UBS AG, London Branch and Penn Virginia Corporation (incorporated herein by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007 (File No. 001-13283)).
(d)(10)	Warrant Confirmation dated November 29, 2007 between UBS AG, London Branch and Penn Virginia Corporation (incorporated herein by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007 (File No. 001-13283)).
(d)(11)	Warrant Transaction Amendment between JPMorgan Chase Bank, National Association, London Branch and Penn Virginia Corporation (incorporated herein by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007 (File No. 001-13283)).
(d)(12)	Warrant Transaction Amendment between Lehman Brothers OTC Derivatives Inc. and Penn Virginia Corporation (incorporated herein by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007 (File No. 001-13283)).
(d)(13)	Warrant Transaction Amendment between Wachovia Bank, National Association and Penn Virginia Corporation (incorporated herein by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007 (File No. 001-13283)).
(d)(14)	Warrant Transaction Amendment between UBS AG, London Branch and Penn Virginia Corporation (incorporated herein by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007 (File No. 001-13283)).
(e)	Not Applicable.
(f)	Not Applicable.
(g)	Not Applicable.
(h)	Not Applicable.

* Previously filed with Schedule TO filed March 8, 2011.

** Previously filed with Amendment No. 1 to the Schedule TO filed March 21, 2011.

*** Previously filed with Amendment No. 3 to the Schedule TO filed April 4, 2011.

**** Previously filed with Amendment No. 4 to the Schedule TO filed on April 6, 2011.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

PENN VIRGINIA CORPORATION

By:	/s/ NANCY M. SNYDER
Name: Nancy M. Snyder
Title: Executive Vice President, Chief
Administrative Officer, General Counsel and Corporate Secretary

Dated: April 13, 2011

EXHIBIT INDEX

Exhibit Number	Description
(a)(1)(i)	Offer to Purchase, dated March 8, 2011.*
(a)(1)(ii)	Letter of Transmittal.*
(a)(1)(iii)	Notice of Voluntary Offering Instruction.*
(a)(1)(iv)	Notice of Withdrawal.*
(a)(1)(v)	Letter to Brokers.*
(a)(1)(vi)	Letter to Clients.*
(a)(5)	Press Release, dated March 8, 2011.*
(a)(6)	Press Release, dated March 21, 2011.**
(a)(7)	Press Release, dated April 4, 2011.***
(a)(8)	Press Release, dated April 5, 2011.****
(a)(9)	Press Release, dated April 13, 2011.
(b)	Not Applicable.
(c)	Not Applicable.
(d)(1)	Subordinated Indenture, dated December 5, 2007, among Penn Virginia Corporation, Penn Virginia Holding Corp., Penn Virginia Oil & Gas Corporation, Penn Virginia Oil & Gas GP LLC, Penn Virginia Oil & Gas LP LLC, Penn Virginia MC Corporation, Penn Virginia MC Energy L.L.C., Penn Virginia MC Operating Company L.L.C., Penn Virginia Oil & Gas, L.P. and Wells Fargo Bank, N.A., as trustee (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007 (File No. 001-13283)).
(d)(2)	First Supplemental Indenture relating to the 4.50% Convertible Senior Subordinated Notes due 2012, dated December 5, 2007, between Penn Virginia Corporation, as issuer and Wells Fargo Bank, N.A., as trustee (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007 (File No. 001-13283)).
(d)(3)	Call Option Confirmation dated November 29, 2007 between JPMorgan Chase Bank, National Association, London Branch and Penn Virginia Corporation (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007 (File No. 001-13283)).
(d)(4)	Warrant Confirmation dated November 29, 2007 between JPMorgan Chase Bank, National Association, London Branch and Penn Virginia Corporation (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007 (File No. 001-13283)).
(d)(5)	Call Option Confirmation dated November 29, 2007 between Wachovia Bank, National Association and Penn Virginia Corporation (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007 (File No. 001-13283)).
(d)(6)	Warrant Confirmation dated November 29, 2007 between Wachovia Bank, National Association and Penn Virginia Corporation (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007 (File No. 001-13283)).

Exhibit Number	Description
(d)(7)	Call Option Confirmation dated November 29, 2007 between Lehman Brothers OTC Derivatives Inc. and Penn Virginia Corporation (incorporated herein by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007 (File No. 001-13283)).
(d)(8)	Warrant Confirmation dated November 29, 2007 between Lehman Brothers OTC Derivatives Inc. and Penn Virginia Corporation (incorporated herein by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007 (File No. 001-13283)).
(d)(9)	Call Option Confirmation dated November 29, 2007 between UBS AG, London Branch and Penn Virginia Corporation (incorporated herein by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007 (File No. 001-13283)).
(d)(10)	Warrant Confirmation dated November 29, 2007 between UBS AG, London Branch and Penn Virginia Corporation (incorporated herein by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007 (File No. 001-13283)).
(d)(11)	Warrant Transaction Amendment between JPMorgan Chase Bank, National Association, London Branch and Penn Virginia Corporation (incorporated herein by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007 (File No. 001-13283)).
(d)(12)	Warrant Transaction Amendment between Lehman Brothers OTC Derivatives Inc. and Penn Virginia Corporation (incorporated herein by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007 (File No. 001-13283)).
(d)(13)	Warrant Transaction Amendment between Wachovia Bank, National Association and Penn Virginia Corporation (incorporated herein by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007 (File No. 001-13283)).
(d)(14)	Warrant Transaction Amendment between UBS AG, London Branch and Penn Virginia Corporation (incorporated herein by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2007 (File No. 001-13283)).
(e)	Not Applicable.
(f)	Not Applicable.
(g)	Not Applicable.
(h)	Not Applicable.

* Previously filed with Schedule TO filed March 8, 2011.

** Previously filed with Amendment No. 1 to the Schedule TO filed March 21, 2011.

*** Previously filed with Amendment No. 3 to the Schedule TO filed April 4, 2011.

**** Previously filed with Amendment No. 4 to the Schedule TO filed on April 6, 2011.